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                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS


Income per common share amounts are computed by dividing net income by the weighted average number of common shares outstanding. Common stock equivalents related to stock options which would have a dilutive effect based upon the initial public offering price or current market prices had no material effect on net income per share in each of the years presented in the Company's Consolidated Statements of Operations and, accordingly, this exhibit is not applicable to the Company.


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